Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sidus Space, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-263227 and 333-283528), Form S-1 (File No. 333-270850, 333-276288 and 333-282632) and Form S-3 (File No. 333-273430 and 333-294030) of our audit report dated March 31, 2025, with respect to the consolidated balance sheets of Sidus Space, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, which appear in the Annual Report on Form 10-K for the year ended December 31, 2024.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

March 31, 2025